UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by
Rule 14(c)-5(d)(2))
☐	Definitive Information Statement

Action Industries, Inc.
(Name of the Registrant as Specified in its Charter)

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1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

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4.	Proposed aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2.	Form, schedule, or registration statement number:

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4.	Date filed:

INFORMATION STATEMENT

March _ , 2010

ACTION INDUSTRIES, INC.

GENERAL

This Information Statement is first being mailed on or about _______, to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”) and Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), of Action Industries, Inc., a Nevada corporation (the “Company”), as of the close of business on _________, 2010 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement relates to a written consent in lieu of a meeting, dated March 26, 2010 (the “Written Consent”), of stockholders of the Company owning at least a majority of the outstanding shares of Common Stock and Series A Preferred Stock of the Company, voting together as a single class on an as-converted to Common Stock basis, as of the Record Date (the “Majority Stockholders”). Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to Action Industries, Inc.

The Written Consent authorized an amendment to our Articles of Incorporation (the “Amendment”), which amends our current Articles of Incorporation to:

●	to change our name to Longhai Steel Inc.; and

●	to authorize the board of directors to effect a one for one hundred twenty-five (1:125) reverse stock split of the outstanding shares of common stock.

A copy of the substantive text of the Amendment is attached to this Information Statement as Appendix A.

These corporate actions will become effective on the filing of a certificate of amendment to our articles of incorporation with the Secretary of State of Nevada which filing will occur at least 20 days after the date of the mailing of this Information Statement to our stockholders.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Chaojun Wang
Chaojun Wang
Chief Executive Officer

Date: _________, 2010

Introduction

On March 26, 2010, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Kalington Limited, a Hong Kong limited company (“Kalington”), its shareholders (the “Kalington Shareholders”), Goodwin Ventures, Inc. and Kalington’s affiliate, Xingtai Longhai Wire Co., Ltd., a People’s Republic of China (“PRC”) limited company (“Longhai”).  Pursuant to the Share Exchange Agreement, the Company acquired all of the outstanding shares (the “Interests”) of Kalington from the Kalington Shareholders and the Kalington Shareholders transferred and contributed all of their Interests to us. In exchange, we issued to the Kalington Shareholders, their designees or assigns, 10,000 shares of our Series A Preferred stock, which constituted 98.5% of our issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement (the “Share Exchange”).  Therefore, Kalington became a wholly-owned subsidiary of the Company. The Share Exchange resulted in a change in control of the Company.

On March 26, 2010, Merry Success Limited (“Merry Success”), being the record holder of 5,178 shares of our Series A Convertible Preferred Stock, constituting 51.0% of the voting power of our issued and outstanding shares of our Common Stock and Series A Preferred Stock, voting together as a single class consented in writing to the Amendment.

For additional information concerning the transactions relating to the reverse acquisition, the related transactions and the current operating business of the Company, see the information contained in our Current Report on Form 8-K filed with the SEC on March 26, 2010 (“Current Report”).

Set forth below is our corporate structure:

Change in Control

On March 26, 2010, Inna Sheveleva, our former Secretary and current Director, submitted a resignation letter pursuant to which she resigned from all offices that she held effective immediately and from her position as our director that will become effective on the tenth day following the mailing by us of a Schedule 14f-1 Information Statement.  In addition, our board of directors on March 25, 2010 increased the size of the Board of Directors to three directors and appointed Chaojun Wang (Chairman), Jing Shen and Chaoshui Wang to fill the vacancies created by such resignation and increase, which appointments will become effective upon the effectiveness of the resignation of Inna Sheveleva on the tenth day following the mailing by us of a Schedule 14f-1 Information Statement.

On March 26, 2010, we filed an Information Statement on Schedule 14F with the SEC relating to a potential change in control of our board of directors containing the information required under Rule 14f-1 of the Exchange Act.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Amendment requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class. Each Stockholder is entitled to one vote per share of Common Stock and 123,125 votes per share of Series A Preferred Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 18,750,000 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share and 10,000 shares of Series A Preferred Stock with the holders thereof being entitled to cast 123,125 votes per share.

On March 25, 2010, our Board of Directors unanimously adopted resolutions approving the Amendment and recommended that our stockholders approve the Amendment substantially as set forth in Appendix A. In connection with the adoption of these resolutions, our Board of Directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

Our Board of Directors has determined that the change of our name to “Longhai Steel Inc.” is in the best interest of our stockholders and will more accurately reflect, and allow us to engage in, our business operations as described in our Current Report on Form 8-K filed on March 26, 2010.

The reverse stock split (the “Reverse Stock Split”) will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split and decrease the total number of issued and outstanding shares of our Common Stock subsequent to the split by triggering the automatic conversion of our Series A Preferred Stock into 9,850,000 shares of Common Stock. The Reverse Stock Split has been implemented to facilitate the automatic conversion of our Series A Preferred Stock and provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

CONSENTING STOCKHOLDERS

On March 26, 2010, Merry Success Limited, being the record holder of 5,178 shares of our Series A Preferred Stock, constituting 51.0% of the voting power of the issued and outstanding shares of our Common Stock and Series A Preferred Stock, voting together as a single class, consented in writing to the Amendment.

Accordingly, we have obtained all necessary corporate approvals in connection with the Amendment. We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by written consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the actions taken by the majority stockholder were by written consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, when permissible following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, file the Amendment with the Nevada Secretary of State’s Office. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and our controlled affiliate and other holdings and investments. In addition, our operating subsidiary and our controlled affiliate in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

As March 26, 2010, we had a total of 18,750,000 shares of common stock outstanding.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

Series A Convertible Preferred Stock

In accordance with our Articles of Incorporation, our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 10,000 shares of our Series A Preferred Stock.  The Certificate of Designation was filed on March 25, 2010.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 985 shares of common stock immediately subsequent to the effectiveness of a planned 1-for-125 reverse split of our outstanding common stock, which will become effective on the Effective Date (the “Reverse Stock Split”).  Upon the Reverse Stock Split the 10,000 outstanding shares of Series A Preferred Stock will automatically convert into 9,850,000 shares of common stock, which will constitute 98.5% of the outstanding common stock of Action Industries, Inc. subsequent to the Reverse Stock Split.

Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-125 reverse split (to retroactively take into account the Reverse Stock Split).

The holders of our Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock.  Holders of Series A Preferred Stock have protective class voting veto rights on certain matters, such as increasing the authorized shares of Series A Preferred Stock and modifying the rights of Series A Preferred Stock.

Following the effectiveness of the Reverse Stock Split and conversion of Series A Preferred Stock into common stock, there will be approximately 10,000,000 shares of our common stock issued and outstanding.

At the close of business on the Record Date, we had 18,750,000 shares of Common Stock and 10,000 shares of Series A Preferred Stock issued and outstanding.

AMENDMENT TO OUR ARTICLES OF INCORPORATION

On March 25, 2010, our Board of Directors approved, subject to receiving the approval of the holders of a majority of our outstanding capital stock, an amendment to our Articles of Incorporation, which amends our current Articles of Incorporation to, among other things, (i) change our name to “Longhai Steel Inc.” to more accurately reflect our business operations, and (ii) effect a 1-for-125 reverse stock split of our issued and outstanding Common Stock.  The majority shareholder Merry Success Limited approved the Amendment pursuant to a Written Consent dated as of March 26, 2010. The substantive text of the proposed Amendment is attached hereto as Appendix A.

The Amendment has been adopted to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and to facilitate the conversion of our Series A Preferred Stock contemplated in the Share Exchange, which is generally described in the following paragraphs.

On March 26, we completed a reverse acquisition transaction through a share exchange with Kalington Limited and its shareholders, or the Shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Kalington in exchange for 10,000 shares of our Series A Preferred Stock which constituted 98.5% of our issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Kalington became our wholly-owned subsidiary and the former shareholders of Kalington became our controlling stockholders.  The Share Exchange with Kalington and the Shareholders was treated as a reverse acquisition, with Kalington as the acquirer and Action Industries, Inc. as the acquired party.

Immediately following closing of the reverse acquisition of Kalington , certain Shareholders transferred 625 of the shares of Series A Preferred Stock issued to them under the Share Exchange to certain persons who provided services to Kalington’s subsidiary and controlled affiliate, pursuant to share allocation agreements that the Shareholders entered into with such service providers.

Upon the closing of the reverse acquisition, Inna Sheveleva, our sole Director and officer, submitted a resignation letter pursuant to which she resigned from all offices that she held effective immediately and from her position as our directors that will become effective on the tenth day following the mailing by us of an information statement to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  In addition, our board of directors on March 25, 2010 increased the size of our board of directors to three directors and appointed Chaojun Wang (Chairman), Jing Shen and Chaoshui Wang to fill the vacancies created by such resignation and increase, which appointments will become effective upon the effectiveness of the resignation of Inna Sheveleva on the tenth day following the mailing by us of an information statement  to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  In addition, our executive officers were replaced by Longhai’s executive officers upon the closing of the reverse acquisition.

As a result of our acquisition of Kalington, we now own all of the issued and outstanding capital stock of Kalington, which in turn owns all of the outstanding capital stock of Xingtai Kalington Consulting Service Co., Ltd. (“Kalington Consulting”).  In addition, we effectively and substantially control Longhai through a series of captive agreements with Kalington Consulting.

Additional information regarding the Share Exchange is contained in our Current Report.

1. Name Change

Our current Articles of Incorporation state that the name of the Company is “Action Industries, Inc.”

Our Board of Directors unanimously approved, subject to stockholder approval, the Amendment to change our name from “Action Industries, Inc.” to “Longhai Steel Inc.”

Stockholder approval for the Amendment changing our name was obtained by Written Consent of stockholders holding at least a majority of the voting power of our issued and outstanding Common Stock and Series A Preferred Stock, voting together as a single class, as of the Record Date. The Amendment effecting the name change will become effective following filing with the Secretary of State of the State of Nevada, which will occur promptly following the 20th day after the mailing of this Information Statement to our stockholders as of the Record Date.

Purposes for Name Change

Following the change of control of our Company and reverse acquisition of Kalington Limited effected by the Share Exchange, our Board of Directors has determined that the change of our name to “Longhai Steel Inc.” is in the best interest of our stockholders and will more accurately reflect, and allow us to engage in, our new business operations as described in our Current Report.

2. Adoption of 1-for-125 Reverse Stock Split

Our Board of Directors unanimously approved, subject to Stockholder approval, the 1-for-125 Reverse Stock Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Amendment. The majority shareholder Merry Success Limited also approved this action in the Written Consent.

The Reverse Stock Split will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split. The Reverse Stock Split will trigger the automatic conversion of our Series A Preferred Stock into 9,850,000 shares of Common Stock. The Reverse Stock Split will become effective on the Effective Date which occurs when the Amendment is filed with the Secretary of State of the State of Nevada following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act. We currently have no plans, agreements, proposals, arrangements, or understandings for the issuance of additional shares of Common Stock for any purpose, including future acquisitions or financing transactions. We may consider issuing additional shares in the future, but at this time we have no definite plans in this regard.

On the Effective Date, 125 shares of Common Stock will automatically be combined and changed into one share of Common Stock. The table below sets forth, as of the Record Date and as of the Effective Date, the following information both before and after the proposed Reverse Stock Split and assumes the conversion of all shares of Series A Preferred Stock into shares of Common Stock at the applicable conversion ratios:

•	the number of issued and outstanding shares of Common Stock and the number of shares of Common Stock into which the Series A Preferred Stock can be converted;

•	the number of shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock, or otherwise; and

•	the number of authorized but unissued and unreserved shares of Common Stock.

	Capital Structure prior to conversion of issued and outstanding Series A Preferred Stock on Pre-Reverse Split Basis	Capital Structure after the Reverse Split and automatic conversion of Series A Preferred Stock

	(As of Record Date)	(On Effective Date)

Issued and outstanding Common Stock	18,750,000	10,000,000

Issued and outstanding Series A Preferred Stock	10,000	-0-

Common Stock reserved for issuance upon conversion of Series A Preferred Stock	9,850,000	-0-

Authorized but unissued and unreserved Common Stock	71,400,000	90,000,000

Purposes for Reverse Stock Split and Effects on Common Stock

As shown in the table above, the Reverse Stock Split will trigger the automatic conversion of our Series A Preferred Stock into 9,850,000 shares of the Company’s Common Stock and decrease the total number of issued and outstanding shares of our Common Stock.  The pre-split holders of our common stock will hold 150,000 shares of common stock subsequent to the Reverse Stock Split.  The Reverse Stock Split has been implemented to facilitate the automatic conversion of our Series A Preferred Stock and provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

Unless the Reverse Stock Split is effected, the Company’s capital structure will continue to include a supermajority voting class of preferred stock and our Board of Directors believe that it is in the best interest of the Company to solely have common stock outstanding at this time to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

On the Effective Date, 125 shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any stockholder will be required in order to effect the Reverse Stock Split.

No fractional shares of post-Reverse Stock Split Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Stock Split Common Stock, will, if they hold a fractional share, receive a full share of our Common Stock.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Stock Split. Following the effectiveness of the Reverse Stock Split, every 125 shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Stock Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

There are no arrears in dividends or defaults in principal or interest in respect to the securities which are to be exchanged.

Federal Income Tax Consequences of the Reverse Stock Split

The combination of 125 shares of pre-Reverse Stock Split Common Stock into one share of post-Reverse Stock Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Stock Split Common Stock will be transferred to the post-Reverse Stock Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the board of directors, nor the approval by the majority shareholders of the Reverse Stock Split or the name change provides stockholders any right to dissent and obtain appraisal of or payment for such shareholder's shares under the Nevada Revised Statutes, the articles of incorporation or the bylaws.

Potential Anti-takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The Reverse Stock Split could have an anti-takeover effect because the authorized shares are not being reduced by the reverse stock split, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult then if the authorized shares were also reduced by a reverse stock split. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.  Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  However, the Reverse Stock Split has been effected for the primary purpose of facilitating the conversion of the Series A Preferred Stock, as well as to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. Although the remainder of significant amounts of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split proposal is not being undertaken in response to any effort of which our Board of Directors is aware to accumulate shares of our Common Stock or obtain control of the Company.

Other than this proposal, our Board of Directors does not currently contemplate the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.  In addition, our Board of Directors may issue, without further stockholder approval, up to 10,000,000 shares of Preferred Stock, par value $0.001 per share, in one or more series. Any Preferred Stock issued in the future may rank senior to our Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of Preferred Stock may have series voting rights. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of March 26, 2010, certain information with respect to the beneficial ownership of our common stock, by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties before and after the 1 for 125 reverse stock split which will occur on the filing of Articles of Amendment with the Secretary of State of the State of Nevada which filing will be made no earlier than 20 days after the date the Information Statement on Schedule 14C is first mailed to the our stockholders. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, No. 1 Jingguang Road, Neiqiu County, Xingtai City, Hebei Province, China. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of March 26, 2010 based upon (i) 18,750,000 shares of common stock outstanding prior to the Reverse Stock Split and 10,000,000 shares of common stock outstanding after the Reverse Stock Split and (ii) 10,000 shares of Series A Preferred Stock outstanding prior to the Reverse Stock Split and 0 shares of Series A Preferred Stock outstanding after the Reverse Stock Split.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership Prior to Reverse Stock Split		Amount and Nature of Beneficial Ownership After Reverse Stock Split	Percent Series A Preferred Stock Prior to Reverse Stock Split	Percent Series A Preferred Stock After Reverse Stock Split	Percent Common Stock Prior to Reverse Stock Split	Percent Common Stock After the Reverse Stock Split	Percent of Combined Voting Power of Common Stock and Series A Preferred Stock (1)

		Officers and Directors
Chaojun Wang	Chief Executive Officer	Series A Convertible Preferred Stock	5,178	(2)	0	51.8%	0%	-	-	51.0%
		Common Stock	0		5,100,330	-	-	0	51.0%	-

Joseph Meuse 360 Main Street PO Box 393 Washington, Virginia 22747	Former President	Series A Convertible Preferred Stock	369	(3)	0	3.7%	0	-	-	3.6%
		Common Stock	0		363,465	-	-	0	3.6%	-

Inna Sheveleva	Director	Common Stock	450,000		3,600	0	0	2.4%	*	*

All officers and directors as a group (2 persons named above)		Series A Convertible Preferred Stock	5,178		0	51.8%	0	2.4%	51.0%	51.0%
		Common Stock	450,000		5,103,930

		5% Security Holders

Merry Success Limited (4) P.O Box 957 Offshore Incorporation Centre, Road Town, Tortola British Virgin Islands		Series A Convertible Preferred Stock	5,178		0	51.8%	0%	-	-	51.0%
		Common Stock	0		5,100,330	-	-	0	51.0%	-

Xingfang Zhang (5) Zheng No.15, No.33 North Xinhua Road, Qiaodong District, Xingtai, Hebei Province, China		Series A Convertible Preferred Stock	2,945		0	29.5%	0%	-	-	29.0%
		Common Stock	0		2,900,825	-	-	0	29.0%	-

* Less than 1%
- N/A
(1) Common Stock shares have one vote per share.  Shares of Series A Convertible Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 985 shares of common stock upon the effectiveness of a planned 1-for-125 reverse split of our outstanding common stock.  Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock based on an assumed post 1-for-125 reverse split basis.

(2) Based on an option to purchase all of the shares of Merry Success Limited, a British Virgin Islands limited company, which owns 5,178 shares of Series A Convertible Preferred.  Chaojun Wang also serves as Chief Executive Officer and Director of Merry Success Limited.

(3) Such shares are owned by Belmont Partners, LLC, of which Mr. Meuse is a managing director.

(4) Jinhai Guo is the sole owner of Merry Success Limited, and has granted Chaojun Wang an option to purchase the entire ownership interest.

(5) Xingfang Zhang is the nephew of Chaojun Wang, our Chief Executive Officer and beneficially controlling shareholder.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Appendix A

AMENDMENT TO

THE ARTICLES OF INCORPORATION

OF

ACTION INDUSTRIES, INC.

Article One states that the name of the Corporation is:  Action Industries, Inc.

Article One should state that the name of the Corporation is: Longhai Steel Inc.

 Article I of the Additional Information To The Articles of Incorporation of the Corporation shall be amended by adding the following paragraph at the end thereof:

“Effective as of the filing date of this Certificate of Amendment with the Secretary of State of the State of Nevada the outstanding shares of common stock of the Corporation shall be combined on the basis that one hundred twenty-five (125) of such shares of common stock shall become one (1) share of common stock without changing the par value of the shares of the Corporation (the “Reverse Stock Split”); provided that no fractional shares of the Corporation shall be issued in connection with the Reverse Stock Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split.”